Exhibit 10.35

March 6, 2000

Michael Serbinis

Dear Mike,

On behalf of Critical Path, Inc. (the “Company”), I am pleased to offer you employment with the Company. This offer is conditional upon your acceptance of the terms of this letter. In consideration of your eligibility to participate in the Stock Option Plan and the mutual covenants contained herein, you agree to the terms of employment set out below:

Position	Your title will be Chief Security Officer working out of Critical Path Messaging Company’s offices in Toronto and reporting to David Thatcher. This is a regular, full-time position.

Base Salary

You will be paid a monthly salary of CAD $20,667.00, which is equivalent to CAD $248,000.00 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company).

Start Date

Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company effective with the closing of the acquisition of The DocSpace Company by Critical Path.

Additional Compensation	If the Company adopts a bonus plan, you may be eligible to participate at a level commensurate with your position with the Company.

Review	Your compensation will be reviewed annually in January as part of the Company’s performance review process.

Stock Options

In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an additional option to purchase 125,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant. These additional options will vest over four years at the rate of 25% of the grant on the first anniversary date of your employment and 1/48th of the grant each month thereafter. Vesting will, of course, depend on your continued employment with the Company. These options will be subject to the terms of the applicable Company Stock Option Plan and the Stock Option Agreement between you and the Company.

Benefits

The Company offers a comprehensive benefits package. In accordance with the standard terms of our benefits provider, you will continue to be eligible to participate in the existing group benefits program.

Vacation

You will receive 18 vacation days per year for the first five years of service. This vacation time will accrue at the rate of 12 hours per month and should be used for time off from work for any reason. Your previous service with The DocSpace Company will count as service with the Company for vacation accrual purposes.

Proprietary	Information and Inventions Agreement and Insider Trading Policy

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and submission of the Company’s Proprietary Information and Inventions Agreement (“Proprietary Agreement”) and Insider Trading Policy, copies of which have been provided to you.

Termination

The Company reserves the right to terminate your employment, at any time, with or without cause. If your employment is terminated without cause you will be entitled to the amount payable to you pursuant to the terms of the Employment Standards Act (Ontario) or other applicable law. If your employment is terminated for cause you will not be entitled to any notice or pay in lieu of notice.

Offer Conditions	This offer is null and void if not accepted or declined by March 7, 2000. This offer is also contingent upon receiving the successful results of our independent verification of your application.

We are delighted to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it via fax to Brett Robertson at (415) 808-8883. This letter, together with the signed Proprietary Agreement, Insider Trading Policy Acknowledgment Page constitute the full, complete and exclusive agreement between you and the Company regarding the matters herein and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

CRITICAL PATH, INC.

By:	/s/ DOUGLAS T. HICKEY
Doug Hickey Chief Executive Officer

ACCEPTED AND AGREED:

Name:	Mike Serbinis

Signature:	/s/ MIKE SERBINIS

Date:	March 7, 2000

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